Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                                   PACEL CORP.
           ----------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

Virginia                                                54-1712558
---------------------------------------         --------------------------------
(State or other jurisdiction of                 (IRS Employer
incorporation or organization)                          Identification Number)

8870 Rixliew Lane - Suite 201
Manassas, VA                                            20109
---------------------------------------         --------------------------------
(Address of principal executive offices)                (Zip code)

Registrant's telephone number, including area code: (703) 257-4759

                           David E. Calkins, President
                          8870 Rixliew Lane, Suite 201
                               Manassas, VA 20109
      --------------------------------------------------------------------
            (Name, address and telephone number of Agent for service)

CALCULATION OF REGISTRATION FEE

                 PROPOSED        PROPOSED      MAXIMUM
 TITLE OF        AMOUNT          MAXIMUM       AGGREGATE
SECURITIES       TO BE           OFFERING      OFFERING       AMOUNT OF
TO BE            REGISTERED      PRICE         PRICE          REGISTRATION
REGISTERED           (1)         PER SHARE     PER SHARE      FEE (2)
--------------  -------------   -----------   -----------    -------------
Common Stock      13,000,000      $0.02        $260,000       $23.92
No Par Value

(1) Represents the maximum number of shares which may be granted.

(2) Estimated pursuant to Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, which is based on the average closing price of the Company's common stock on July 29, 2002, July 30, 2002, July 31, 2002, and August 1, 2002, as reported on the OTC Electronic Bulletin Board.

PART I

Item 1. Plan Information.

Not applicable.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.


PART II

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates the following documents by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and 2000, which was filed with the Securities and Exchange Commission on April 15, 2002 and April 2, 2001;

     (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ending March 31, 2002 which was filed with the Securities and Exchange Commission on May 20, 2002.

     (c) Common stock, No Par Value per share.

     (d) The Registrant's Articles of Incorporation and Amendments thereto, and the Registrant's Bylaws;

     (e) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d)of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.


ADDITIONAL INFORMATION

The  Company is  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the '1934 Act Filings') with the Securities and Exchange Commission (the 'Commission'). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ('EDGAR').


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



Item 4. Description of Securities.

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 655,000,000 shares of which 650,000,000 shares are Common Stock, No Par Value and 5,000,000 shares are Preferred Stock, No Par Value. As of July 24, 2002, there are 128, 137,735 shares of Common Stock issued and outstanding, and there are 1,000,000 shares of Preferred Stock outstanding, of which 500,000 shares are held by David Calkins, our CEO, and of which 500,000 shares are held by F. Kay Calkins, his wife, and an officer and director of our Company.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock. Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Corporation laws of the State of Virginia and the Company's Articles of Incorporation provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities, provided that the Director or Officer to be indemnified has not been adjudged to be liable for gross negligence or willful misconduct.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibit Description

5.1  Opinion of Counsel of Guy K. Stewart, Jr., Esq.

23.1 Consent of Peter C. Cosmos Co., CPA's.


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



Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.



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



                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly
caused  this  registration   statement  to  be  signed  on  its  behalf  by  the
undersigned, thereunto duly authorized, in the City of Manassas, State of Virginia, on August 8, 2002.



                                   PACEL CORP.
                         -------------------------------
                                  (Registrant)


By:    /s/ David E. Calkins                         Date:    August 8, 2002
      ----------------------------
      David E. Calkins, President, Chief Executive Officer
      d Chairman of the Board.



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                                   PACEL CORP.
                         -------------------------------
                                  (Registrant)


By: /s/ David E. Calkins                           Date:    August 8, 2002
--------------------------------
David E. Calkins, President,














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